NATION ENERGY INC.

Suite F - 1500 West 16th Avenue

Vancouver BC V6H 4B9 Canada

February 12, 2016

TO:

Paltar Petroleum Limited

Level 10

32 Martin Place

Sydney NSW Australia 2000

Attention:

Mr. Marc A. Bruner

Dear Sirs:

RE:

Amendment to Option Agreement

By this letter, effective as of February 12, 2016, Nation Energy Inc. (“Nation”) and Paltar Petroleum Limited (“Paltar”) amend their Option Agreement dated August 30, 2015 (the “Agreement”), principally to allow for the payment by Nation of the Purchase Price in shares of common stock of Nation.  Capitalized terms not specifically defined in this Amendment to Option Agreement (the “Amendment”) shall have the meaning accorded them in the Agreement.

Nation and Paltar amend the Agreement as follows:

1.

Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

2.

Purchase Price.  If, following the FATA Approval Date, if any, Nation chooses to exercise the Option pursuant to Section 5, the purchase price for all of the Assets to be paid at the Closing (the “Purchase Price”) shall be 300,000,000 shares of common stock of Nation (exclusive of GST (as defined below)), with such shares to be “restricted securities” pursuant to the rules and regulations of the United States Securities and Exchange Commission.

No changes or amendments other than those expressly set forth above are being made in the Agreement.  Nation and Paltar confirm and ratify the validity and current effectiveness of the Agreement, as amended by this Amendment.

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If the foregoing correctly sets out our agreed amendments, please execute this letter in the space provided.

NATION ENERGY INC.

PALTAR PETROLEUM LIMITED

By:

/s/ David N. Siegel

By:

/s/ Darrel Causbrook

Name:

David N. Siegel

Name:  Darrel Causbrook

Title:

Chairman

Title:    Director

By:

/s/ Nick Tropea

Name:  Nick Tropea

Title:     Secretary